Exhibit 10.40

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECOND AMENDMENT TO THE COLLABORATION AGREEMENT

                                BETWEEN

ONYX PHARMACEUTICALS, INC. AND WARNER-LAMBERT COMPANY

This Second Amendment to the Collaboration Agreement (“Second Amendment”) is made and entered into on September 16, 2002 (the “Amendment Date”), by and between ONYX PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 3031 Research Drive, Richmond, California 94806 (“Onyx”) and WARNER-LAMBERT COMPANY, a Delaware corporation and a wholly-owned subsidiary of Pfizer Inc. having a place of business at 2800 Plymouth Road, Ann Arbor, MI 48105 (“Warner”).

RECITALS

Whereas, Onyx and Warner entered into a Collaboration Agreement dated October 13, 1999 (the “Collaboration Agreement”) for the further development of the novel replicating virus, ONYX-015, and the research, development and commercialization of two additional adenovirus products; and

Whereas, Onyx and Warner amended the Collaboration Agreement on August 6, 2001 (“First Amendment”); and

Whereas, Onyx and Warner wish to terminate their relationship in this Second Amendment to the Collaboration Agreement;

Now therefore, in consideration of the foregoing and other good and valuable consideration, the parties hereby agree as follows:

1.               Except as expressly defined herein, defined terms will have the meanings set forth in the Collaboration Agreement.

2.               Except as expressly provided for herein, upon the Amendment Date Warner and Onyx shall cease to have any rights or obligations whatsoever provided for in the Collaboration Agreement or the First Amendment thereto.

3.               Warner grants to Onyx an exclusive, even as to Warner, full paid-up, irrevocable, worldwide license, with right of sublicense, under all Warner Patents, Know-How and Confidential Information to the extent necessary to conduct research and development of, to make, have made, use, offer for sale, sell, have sold and import all Licensed Products, ONYX 015 Products, Terminated Products, and Independent Products without any obligation to Warner.

4.               Warner shall, within 60 days of the Amendment Date, use best efforts to transfer a complete package of information to Onyx containing all pre-clinical and clinical data and information not previously sent to Onyx, and that is reasonably available to Warner or third parties that Warner may have collaborated with during the term of the Agreement.

5.               Article 3, section 3.3, of the Collaboration Agreement, titled “Terms of the Research Collaboration,” shall recite that the Research Term shall conclude on the Amendment Date.  Notwithstanding section 3.5(f) of the Collaboration Agreement, there shall be no six-month period after the end of the Research Term.  Further, Onyx waives the ninety (90) day advance written notice that Warner is to give, as provided for in section 3.5(e) before Warner can terminate the Research Program.

6.               Warner hereby assigns to Onyx all rights, title, and interest in and to all Inventions (whether made solely by Warner’s employees or agents or jointly by the employees or agents of both Parties) and all intellectual property rights therein relating to [ * ] made or discovered during the term of the Agreement.  Promptly after the Effective Date, Warner shall transfer to Onyx all quantities of materials (including viral constructs, DNA, protein, etc.) and information (including assays and methods of production) related to [ * ] that is in Warner’s possession or Control. Onyx hereby grants to Warner a non-exclusive, fully-paid, perpetual, irrevocable, worldwide license, without the right to sublicense, to use the [ * ] Inventions and all intellectual property rights solely for research purposes.

7.               Onyx grants Warner a nonexclusive, irrevocable, worldwide, royalty-free, perpetual license, including the right to grant sublicenses to Affiliates, to make and use all Onyx Confidential Information, Know-How and Patents solely for research purposes.

8.               Upon the Amendment Date, Warner shall pay Onyx the sum of six hundred twenty five thousand dollars ($625,000), as final payment under Section 2.7 (a) for the work conducted under the Research Plan, which payment shall represent the third quarter payment under the Research Plan.  Warner shall have no further financial obligations to Onyx, including making the final, or fourth quarter payment under the Research Plan.

9.               The following sections shall survive termination of the Agreement: sections 9.1 (Confidentiality), 9.2 (Publicity), 13.2 (Indemnification for Licensed Products in the Shared Territory) (solely with respect to Losses that accrued prior to the Effective Date of this Second Amendment), 13.4 (Indemnification for Research and Development) (solely with respect to Losses that accrued prior to the Effective Date of this Second Amendment), 13.5 (Notice of Claim), 14.8 (Limitation of Liability), 14.9 (Waiver), and 14.10 (Severability) of the Collaboration Agreement, and Article 9 of the First Amendment (solely with respect to Losses that accrued prior to the Effective Date of this Second Amendment) shall survive such termination.

Except as specifically stated in this Second Amendment, all other terms and conditions will terminate upon the Second Amendment Date.

In witness whereof, each of the parties has caused its duly authorized representative to execute and deliver this Second Amendment as of the date set forth above.

WARNER-LAMBERT COMPANY		ONYX PHARMACEUTICALS, INC.

By	/s/Peter B. Corr	By	/s/ Hollings C. Renton	.

Peter B. Corr, Chairman		Hollings C. Renton, Chairman & CEO
Name and Title		Name and Title

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.